Exhibit 99.1

Contact: Jennifer Cook Williams

Director

Corporate Communications

and Investor Relations

650-266-3200

CELL GENESYS TO RECEIVE $16.8 MILLION IN CONNECTION

WITH PREVIOUSLY TERMINATED GVAX® COLLABORATION AGREEMENT

SOUTH SAN FRANCISCO, CA, August 28, 2003-Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has reached an agreement with the pharmaceutical division of Japan Tobacco Inc. (JT) regarding approximately $16.8 million in clinical and patent-related milestone and wind down payments arising from a former collaboration agreement with JT for GVAX® cancer vaccines which was terminated in October 2002. Under the agreement announced today, JT will pay Cell Genesys approximately $8.3 million in cash and waive $8.5 million in future repayment obligations for capital expenditures associated with Cell Genesys' manufacturing facilities in Hayward, CA and Memphis, TN. In December 1998, Cell Genesys and JT entered into a collaboration agreement for GVAX® cancer vaccines, which was focused on the development of GVAX® prostate cancer and lung cancer vaccines. The 1998 agreement was significantly reduced in scope in November 2001 to focus primarily on GVAX® lung cancer vaccines and was then fully terminated in October 2002. As a result, Cell Genesys now holds all worldwide rights to its entire portfolio of GVAX® cancer vaccine products.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Statements made herein about Cell Genesys and its subsidiaries, other than statements of historical fact, including statements about the progress and reports of clinical trials and nature of product pipelines and collaboration agreements are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, the success and results of clinical trials, the regulatory approval process, competitive technologies and products, patents and additional financings. The amount of cash and waiver of repayment obligations received from JT may not correspond to revenue recognized during the quarter under generally accepted accounting principles. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated March 31, 2003 as well as Cell Genesys' reports on Forms 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission.

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[8/28/03]